RESTRICTED STOCK AGREEMENT	Exhibit 10.2

THIS RESTRICTED STOCK AGREEMENT (this “Agreement”) is made on January 02, 2018 (the “Date of Grant”), between CONCHO RESOURCES INC., a Delaware corporation (the “Company”), and E. JOSEPH WRIGHT (the “Employee”).

1.                  Award.  Pursuant to the CONCHO RESOURCES INC. 2015 STOCK INCENTIVE PLAN (the “Plan”), as of the Date of Grant, 11,253 shares (the “Restricted Shares”) of the Company’s common stock, par value $0.001 per share, shall be issued as hereinafter provided in the Employee’s name subject to certain restrictions thereon.  The Restricted Shares shall be issued upon acceptance hereof by the Employee and upon satisfaction of the conditions of this Agreement.  The Employee acknowledges receipt of a copy of the Plan, and agrees that this award of Restricted Shares shall be subject to all of the terms and provisions of the Plan, including future amendments thereto, if any, pursuant to the terms thereof.

2.                  Definitions.  Capitalized terms used in this Agreement that are not defined below or in the body of this Agreement shall have the meanings given to them in the Plan.  In addition to the terms defined in the body of this Agreement, the following capitalized words and terms shall have the meanings indicated below:

(a)        “Change of Control” shall mean:

(i)         a merger of the Company with another entity, a consolidation involving the Company, or the sale of all or substantially all of the assets of the Company to another entity if, in any such case, (1) the holders of equity securities of the Company immediately prior to such transaction or event do not beneficially own immediately after such transaction or event equity securities of the resulting entity entitled to 50% or more of the votes then eligible to be cast in the election of directors generally (or comparable governing body) of the resulting entity in substantially the same proportions that they owned the equity securities of the Company immediately prior to such transaction or event or (2) the persons who were members of the Board immediately prior to such transaction or event shall not constitute at least a majority of the board of directors of the resulting entity immediately after such transaction or event;

(ii)        the dissolution or liquidation of the Company;

(iii)       when any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the combined voting power of the outstanding securities of the Company; or

(iv)       individuals, who, as of April 14, 2015 (the “Effective Date”), constitute members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered for purposes of this definition as though such individual was a member of the Incumbent Board, but excluding, for these purposes, any such individual whose initial assumption of office as a director occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any individual, entity or group other than the Board.

For purposes of the preceding sentence, (1) “resulting entity” in the context of a transaction or event that is a merger, consolidation or sale of all or substantially all assets shall mean the surviving entity (or acquiring entity in the case of an asset sale) unless the surviving entity (or acquiring entity in the case of an asset sale) is a subsidiary of another entity and the holders of common stock of the Company receive capital stock of such other entity in such transaction or event, in which case the resulting entity shall be such other entity, and (2) subsequent to the consummation of a merger or consolidation that does not constitute a Change of Control, the term “Company” shall refer to the resulting entity and the term “Board” shall refer to the board of directors (or comparable governing body) of the resulting entity.

(b)        “Disability” shall have the meaning assigned to such term under the Employment Agreement.

(c)        “Earned Shares” means the Restricted Shares after the lapse of the Forfeiture Restrictions without forfeiture.

(d)       “Employment Agreement” means that certain Employment Agreement between the Company and the Employee as in effect on the Date of Grant, including as amended by (i) that certain First Amendment to Employment Agreement between the Company and the Employee dated as of November 19, 2010, and (ii) that certain Retirement Agreement between the Company and the Employee entered into as of May 17, 2017.

(e)        “Forfeiture Restrictions” shall have the meaning specified in Section 3(a) hereof.

(f)        “Involuntary Termination” shall have the meaning assigned to such term under the Employment Agreement.

(g)        “Retirement Date” shall have the meaning assigned to such term under the Employment Agreement.

(h)        “Return Obligation” shall have the meaning specified in Section 3(c) hereof.

3.         Restricted Shares.  The Employee hereby accepts the Restricted Shares when issued and agrees with respect thereto as follows:

(a)        Forfeiture Restrictions.  The Restricted Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of, and in the event of termination of the Employee’s employment with the Company for any reason other than death, Disability, or Involuntary Termination within the two-year period beginning on the date upon which a Change of Control occurs, the Employee shall, for no consideration, forfeit to the Company all Restricted Shares.  The prohibition against transfer and the obligation to forfeit and surrender Restricted Shares to the Company upon termination of employment as provided in the preceding sentence are herein referred to as the “Forfeiture Restrictions.”  The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Restricted Shares.

(b)        Lapse of Forfeiture Restrictions.  Provided that the Employee has been continuously employed by the Company from the Date of Grant through the lapse date set forth in the following schedule, the Forfeiture Restrictions shall lapse with respect to a percentage of the Restricted Shares determined in accordance with the following schedule:

Lapse Date	Percentage of Total Number of Restricted Shares as to Which Forfeiture Restrictions Lapse
January 02, 2019	100%

Notwithstanding the foregoing, (i) if the Employee’s employment with the Company is terminated by reason of death or Disability, then the Forfeiture Restrictions shall lapse with respect to 100% of the Restricted Shares effective as of the date of such termination, and (ii) subject to the provisions of Section 5.5 (relating to parachute payments) and Section 5.6 (relating to a release agreement) of the Employment Agreement, if the Employee’s employment with the Company shall be subject to an Involuntary Termination within the two-year period beginning on the date upon which a Change of Control occurs, then the Forfeiture Restrictions shall lapse with respect to 100% of the Restricted Shares effective as of the date of such Involuntary Termination.  Any shares with respect to which the Forfeiture Restrictions do not lapse in accordance with the preceding provisions of this Section 3(b) shall be forfeited to the Company for no consideration as of the date of the termination of the Employee’s employment with the Company.

(c)        Return Obligation.  If the Employee’s employment with the Company terminates on the Retirement Date by reason of the Employee’s retirement as provided in Section 3.1 of the Employment Agreement, then, pursuant to Section 5.10(c) of the Employment Agreement, the Employee shall immediately return to the Company all Earned Shares (as adjusted pursuant to Section 3(e) hereof and including any dividends as provided in Section 3(d) hereof) in the event that the Employee either (i) fails to timely execute the release described in Section 5.10(c) of the Employment Agreement or (ii) revokes such release in a timely manner in accordance with the provisions of such release.  The Employee’s obligation pursuant to the preceding sentence is herein referred to as the “Return Obligation.”  The Return Obligation shall be binding and enforceable against any transferee of Earned Shares.

(d)       Certificates.  A certificate evidencing the Restricted Shares shall be issued by the Company in the Employee’s name, pursuant to which the Employee shall have all of the rights of a stockholder of the Company with respect to the Restricted Shares, including, without limitation, voting rights and the right to receive dividends (provided, however, that dividends paid in shares of the Company’s stock shall be subject to the Forfeiture Restrictions and the Return Obligation and further provided that dividends that are paid other than in shares of the Company’s stock shall be paid no later than the end of the calendar year in which the dividend for such class of stock is paid to stockholders of such class or, if later, the 15th day of the third month following the date the dividend is paid to stockholders of such class of stock).  Notwithstanding the foregoing, the Company may, in its discretion, elect to complete the delivery of the Restricted Shares by means of electronic, book-entry statement, rather than issuing physical share certificates.  The Employee may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the stock until the Forfeiture Restrictions and the Return Obligation have expired, and a breach of the terms of this Agreement shall cause a forfeiture of the Restricted Shares or the application of the Return Obligation, as applicable.  The certificate, if any, shall be delivered upon issuance to the Secretary of the Company or to such other depository as may be designated by the Committee as a depository for safekeeping until the forfeiture of such Restricted Shares occurs or the Forfeiture Restrictions lapse pursuant to the terms of the Plan and this Agreement.  At the Company’s request, the Employee shall deliver to the Company a stock power, endorsed in blank, relating to the Restricted Shares.  Upon the lapse of the Forfeiture Restrictions without forfeiture, the Company shall cause a new certificate or certificates to be issued without legend (except for any legend required pursuant to applicable securities laws or any other agreement to which the Employee is a party or to reflect the Return Obligation) in the name of the Employee in exchange for the certificate evidencing the Restricted Shares or, as may be the case, the Company shall issue appropriate instructions to the transfer agent if the electronic, book-entry method is utilized.

(e)        Corporate Acts.  The existence of the Restricted Shares shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.  The restrictions in the preceding provisions of this Section 3 hereof shall not apply to the transfer of Restricted Shares or Earned Shares pursuant to a plan of reorganization of the Company, but the stock, securities or other property received in exchange therefor shall also become subject to the Forfeiture Restrictions, the provisions governing the lapsing of such Forfeiture Restrictions applicable to the original Restricted Shares, and the Return Obligation, as applicable, for all purposes of this Agreement, and the certificates, if any, representing such stock, securities or other property shall be legended to show such restrictions.

4.         Withholding of Tax.  To the extent that the receipt of the Restricted Shares or the lapse of any Forfeiture Restrictions results in compensation income or wages to the Employee for federal, state or local tax purposes, the Employee shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money as the Company may require to meet its minimum obligation under applicable tax laws or regulations, and if the Employee fails to do so, the Company is authorized to withhold from any cash or stock remuneration (including withholding any Restricted Shares or Earned Shares distributable to the Employee under this Agreement) then or thereafter payable to the Employee any tax required to be withheld by reason of such resulting compensation income or wages.  The Employee acknowledges and agrees that the Company is making no representation or warranty as to the tax consequences to the Employee as a result of the receipt of the Restricted Shares, the lapse of any Forfeiture Restrictions, the forfeiture of any Restricted Shares pursuant to the Forfeiture Restrictions or any return of property to the Company pursuant to the Return Obligation.

5.         Status of Stock.  The Employee agrees that the Restricted Shares and Earned Shares issued under this Agreement will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws.  The Employee also agrees that (a) the certificates, if any, representing the Restricted Shares and Earned Shares may bear such legend or legends as the Committee deems appropriate in order to reflect the Forfeiture Restrictions and the Return Obligation and to assure compliance with the terms and provisions of this Agreement and applicable securities laws, (b) the Company may refuse to register the transfer of the Restricted Shares or Earned Shares on the stock transfer records of the Company if such proposed transfer would constitute a violation of the Forfeiture Restrictions or other restrictions set forth in Section 3 hereof or, in the opinion of counsel satisfactory to the Company, of any applicable securities law, and (c) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Restricted Shares and Earned Shares, as applicable.

6.         Employment Relationship.  For purposes of this Agreement, the Employee shall be considered to be in the employment of the Company as long as the Employee remains an employee of either the Company or an Affiliate.  Without limiting the scope of the preceding sentence, it is specifically provided that the Employee shall be considered to have terminated employment with the Company at the time of the termination of the “Affiliate” status of the entity or other organization that employs the Employee.  Nothing in the adoption of the Plan, nor the award of the Restricted Shares thereunder pursuant to this Agreement, shall confer upon the Employee the right to continued employment by the Company or affect in any way the right of the Company to terminate such employment at any time.  Unless otherwise provided in a written employment agreement or by applicable law, the Employee’s employment by the Company shall be on an at-will basis, and the employment relationship may be terminated at any time by either the Employee or the Company for any reason whatsoever, with or without cause or notice.  Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee or its delegate, and its determination shall be final.

7.         Notices.  Any notices or other communications provided for in this Agreement shall be sufficient if in writing.  In the case of the Employee, such notices or communications shall be effectively delivered if hand delivered to the Employee at the Employee’s principal place of employment or if sent by registered or certified mail to the Employee at the last address the Employee has filed with the Company.  In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.

8.         Entire Agreement; Amendment.  This Agreement replaces and merges all previous agreements and discussions relating to the same or similar subject matters between the Employee and the Company and constitutes the entire agreement between the Employee and the Company with respect to the subject matter of this Agreement.  This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document.

9.         Binding Effect; Survival.  This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Employee.  The provisions of Sections 3(c) and 5 shall survive the lapse of the Forfeiture Restrictions without forfeiture.

10.       Controlling Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of law principles thereof, or, if applicable, the laws of the United States.

[Signatures begin on next page.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Employee has executed this Agreement, all as of the date first above written.

                                                                                    CONCHO RESOURCES INC.

                                                                                    By:      /s/ Timothy A. Leach

                                                                                    Name:  Timothy A. Leach

                                                                                    Title:    Chief Executive Officer

                                                                                    /s/ E. Joseph Wright__________________

                                                                                    E. JOSEPH WRIGHT